Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

HOUSTON--(BUSINESS WIRE)--October 25, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $3.3 million ($.23 diluted earnings per share) on revenue of $168.2 million for its third quarter ended September 30, 2013, compared to a net loss of $10.4 million (($.72) diluted loss per share) on revenue of $141.8 million for the third quarter ended September 30, 2012. Net income for the nine months ended September 30, 2013 was $10.3 million ($.72 diluted earnings per share) on revenue of $473.2 million, compared to net income of $4.0 million ($.28 diluted earnings per share) on revenue of $392.1 million for the nine months ended September 30, 2012.

The company had a revenue backlog of $342.5 million and a labor backlog of approximately 3.0 million man-hours at September 30, 2013, compared to a revenue backlog of $537.0 million and a labor backlog of 4.4 million man-hours reported as of December 31, 2012, including commitments received through March 13, 2013.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$21,791	$24,888
Total current assets	188,996	173,604
Property, plant and equipment, at cost,net	222,970	229,216
Total assets	426,176	403,495
Total current liabilities	108,870	92,274
Debt	-	-
Shareholders' equity	279,823	273,500
Total liabilities and shareholders' equity	426,176	403,495

The management of Gulf Island Fabrication, Inc. will hold a conference call on Monday, October 28, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2013. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.219.1420. A digital rebroadcast of the call is available two hours after the call and ending November 4, 2013 by dialing 1.888.203.1112, replay passcode: 4161293.

Gulf Island Fabrication, Inc., based in Houston, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenue	$168,191	$141,793	$473,188	$392,103
Cost of revenue	159,136	155,172	447,752	378,909
Gross profit (loss)	9,055	(13,379)	25,436	13,194
General and administrative expenses	3,749	1,983	8,957	7,177
Operating income (loss)	5,306	(15,362)	16,479	6,017

Other income (expense):
Interest expense	(43)	(19)	(167)	(138)
Interest income	2	113	3	541
Other income (expense)	(15)	54	(58)	139
	(56)	148	(222)	542

Income (loss) before income taxes	5,250	(15,214)	16,257	6,559

Income taxes	1,974	(4,842)	5,915	2,560

Net income (loss)	$3,276	$(10,372)	$10,342	$3,999

Per share data:

Basic earnings (loss) per share - common shareholders	$0.23	$(0.72)	$0.72	$0.28

Diluted earnings (loss) per share - common shareholders	$0.23	$(0.72)	$0.72	$0.28

Weighted-average shares	14,462	14,408	14,458	14,393
Effect of dilutive securities: employee stock options	6	-	5	24
Adjusted weighted-average shares	14,468	14,408	14,463	14,417

Depreciation and amortization included in expense above	$6,370	$5,982	$18,746	$17,415

Cash dividend declared per common share	$0.10	$0.10	$0.30	$0.30

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer